Exhibit 23.3

James M. Bednar
Managing Director

November 9, 2006

Via Facsimile 212.813.9768

Myriad Entertainment and Resorts, Inc.
#1000, 10050 112th Street
Edmonton, AB T5K2J1
CANADA

Att’n.: Board of Directors

Land + Leisure, LLC, has been contracted to write a report consolidating several reports completed by other consultants for the Myriad Botanical Gardens project in Tunica, Mississippi. This letter shall serve to notify you of Land + Leisure, LLC’s consent to quote and/or summarize the report in the registration statement being prepared including all related and support materials, letters, etc. as the project manager and Myriad deems appropriate.

Sincerely,

/s/ Land + Leisure